A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	6,880,427,862.16	94.500
Withheld	400,484,692.10	5.500
TOTAL	7,280,912,554.26	100.000
Albert R. Gamper, Jr.
Affirmative	6,899,805,010.46	94.766
Withheld	381,107,543.80	5.234
TOTAL	7,280,912,554.26	100.000
Abigail P. Johnson
Affirmative	6,873,427,338.24	94.403
Withheld	407,485,216.02	5.597
TOTAL	7,280,912,554.26	100.000
Arthur E. Johnson
Affirmative	6,889,249,628.25	94.621
Withheld	391,662,926.01	5.379
TOTAL	7,280,912,554.26	100.000
Michael E. Kenneally
Affirmative	6,915,351,371.64	94.979
Withheld	365,561,182.62	5.021
TOTAL	7,280,912,554.26	100.000
James H. Keyes
Affirmative	6,907,429,331.90	94.870
Withheld	373,483,222.36	5.130
TOTAL	7,280,912,554.26	100.000
Marie L. Knowles
Affirmative	6,903,176,217.01	94.812
Withheld	377,736,337.25	5.188
TOTAL	7,280,912,554.26	100.000
Kenneth L. Wolfe
Affirmative	6,886,634,434.09	94.585
Withheld	394,278,120.17	5.415
TOTAL	7,280,912,554.26	100.000
A Denotes trust-wide proposal and voting results.